FOR IMMEDIATE RELEASE

The Oncology Institute Reports Third Quarter 2022 Financial Results and Updates Full Year 2022 Guidance
CERRITOS, Calif., November 9, 2022 -- The Oncology Institute, Inc. (NASDAQ: TOI), one of the largest value-based community oncology groups in the United States, today reported financial results for its third quarter ended September 30, 2022.
Recent Operational Highlights
•Completed a $110 million strategic investment from Deerfield Management Company, L.P. through secured senior convertible notes on August 9, 2022
•Increased market count to 14 during the third quarter, including three acquisitions across California, Nevada and Florida and two de novo clinics in California and Texas
•Ended the third quarter with 100 clinicians, representing 27% growth compared to the third quarter of 2021
•Received AHRQ (Agency for Healthcare Research and Quality's) certification as an accredited Patient Safety Organization
•Expanded leadership team with appointments of Philip Reger in newly created Chief Information Officer role and Cristina Green as Vice President of Clinical Research
Third Quarter 2022 Financial Highlights
•Consolidated revenue of $65 million, an increase of 24.3% from $52 million for the prior year quarter
•Gross profit of $13 million, an increase of 13.8% compared to the prior year quarter
•Net loss of $2.7 million compared to net loss of $3.0 million for the prior year quarter
•Basic and diluted earnings per share of $(0.03) and $(0.17) compared to $(0.05) and $(0.05) for the prior year quarter
•Adjusted EBITDA of $(7) million compared to $0.1 million for the prior year quarter
•Cash and cash equivalents of $61 million as of September 30, 2022
Management Commentary
Brad Hively, CEO of TOI, commented, “We delivered another quarter of strong double-digit growth as demand for our services remained robust. We continued our expansion into new markets through a combination of acquisitions and de novo clinics in California, Florida, Texas and Nevada. As our organization expands, we continue to strengthen our leadership team. In the third quarter, we added two seasoned executives overseeing our enterprise-wide technology and data initiatives as well as our clinical research strategy. We are also pleased to have recently completed an important $110 million strategic investment from Deerfield to continue executing our growth strategy. We remain confident in our ability to continue to expand our value-based care model and deliver affordable and high-quality care to more patients in more markets.”
Outlook for Fiscal Year 2022
TOI is updating its full-year 2022 guidance as we have experienced slower than expected revenue growth primarily related to delays in closing acquisitions. We are constantly evaluating opportunities to create efficiencies and reduce costs, while ensuring we maintain the infrastructure needed to continue to provide quality patient care and support our growth. To ensure that our cost structure remains aligned with our revenue growth, we are taking a multi-pronged approach to cost reduction, including a reduction of vendor and contract spend and a difficult, but necessary, workforce reduction. We expect to realize benefits from these efforts beginning in the fourth quarter of 2022.

	Year Ending December 31, 2022
	Updated Guidance		Previous Guidance
(in millions)	Low	High	Low	High
Revenue	$245	$250	$270	$310
Gross Profit	$47	$50	$50	$60
Adjusted EBITDA(1)	$(28)	$(25)	$(25)	$(20)
Lives under value-based contracts (2)	1.65	1.75	1.75	2.00
(1)    TOI does not reconcile guidance for Adjusted EBITDA, a non-GAAP metric, to net income (loss), the most comparable GAAP measure, and does not provide forward-looking guidance for net income (loss), because of the inherent uncertainty and difficulty around predicting certain items that may impact net income (loss), including stock-based compensation. TOI is not adding back new clinic startup or acquisition cost for this non-GAAP metric. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The Company's fiscal 2022 adjusted EBITDA guidance is merely an outlook and is not a guarantee of future performance. Stockholders should not rely or place an undue reliance on such forward-looking statements. See "Forward-Looking Statements" below for additional information.
(2)     Represents lives under capitation and gain sharing contracts (in millions).
TOI's achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in our filings with the U.S. Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account the impact of TOI's acquisitions, dispositions or financings during 2022. TOI's outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.
Third Quarter 2022 Results
Consolidated revenue for Q3 2022 was $65 million, an increase of 24.3% increase compared to Q3 2021, and a 6.7% increase compared to Q2 2022.
Revenue for patient services was $45 million, up 35.4% compared to Q3 2021. Growth in patient services revenue was driven by an increase in capitated contracts entered into during 2022 and in the latter half of 2021 as well as growth in FFS revenue due to practice acquisitions and an overall increase in clinic count. Dispensary revenue growth lagged the growth in patient services revenue largely due to the Medi-Cal Rx transition. Despite the Medi-Cal Rx transition, dispensary revenue increased 5.1% compared to Q3 2021 due to an increase in the number of filled prescriptions as well as an increase in the average revenue per filled prescription. Clinical trials & other revenue increased by 8.7% compared to Q3 2021 due to an increase in miscellaneous contract revenue.
Gross profit in Q3 2022 was $13 million, an increase of 13.8% compared to Q3 2021. The increase was primarily driven by improved cost management of oral and IV drugs and enhanced rebate opportunities. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials & other from consolidated revenues.
Selling, general and administrative ("SG&A") expenses in Q3 2022 were $32 million or 49.2% of revenue, compared with $13 million, or 24.4% of revenue, in Q3 2021. During Q3 2022, share-based compensation expense was $7 million and SG&A-related transaction costs was $1 million. The remainder of the increase in SG&A expenses was due to headcount and other costs associated with operating as a public company and to support revenue growth and expansion into new markets.
Net loss for Q3 2022 was $3 million, a decrease of $0.3 million compared to Q3 2021 primarily due to the increase in gross profit and the change in fair value of the warrant, earnout and conversion option derivative liabilities, offset by increased operating expenses. Adjusted EBITDA was $(6.7) million, a decrease of $7 million compared to Q3 2021, primarily as a result of our growth in SG&A.

Year to Date 2022 Results for the Nine Months Ended September 30, 2022
Consolidated revenue for the nine months ended September 30, 2022 was $181 million, an increase of 20.1% compared to the comparable prior year period.
Revenue for patient services was $119 million, an increase of 28.6% compared to the comparable prior year period. Growth in patient services revenue was primarily driven by an increase in capitated contracts entered into during the nine months ended September 30, 2022 and in the latter half of 2021 as well as growth in revenue from fee-for-service contracts due to practice acquisitions and an overall increase in clinic count. Dispensary revenue growth lagged the growth in revenue from patient services largely due to the Medi-Cal Rx transition. Despite the Medi-Cal Rx transition, dispensary revenue increased 8.3% compared to the comparable prior year period due to an increase in the average revenue per filled prescription. Clinical trials & other revenue decreased by 9.5% compared to the comparable prior year period due to a decline in miscellaneous contract revenue.
Gross profit for the nine months ended September 30, 2022 was $36 million, an increase of 12.1% compared to the comparable prior year period. The increase was driven by improved cost management of our oral and IV drugs and enhanced rebate opportunities.
SG&A expenses for the nine months ended September 30, 2022 were $90 million or 49.8% of revenue, compared with $35 million, or 23.3% of revenue, in the comparable prior year period. During 2022, share-based compensation expense was $22 million and SG&A related to transaction costs was $3 million. The remainder of the SG&A growth was due to headcount and other costs associated with operating as a public company and to support revenue growth and expansion into new markets.
Net income for the nine months ended September 30, 2022 was $11 million, an increase of $12 million compared to the comparable prior year period, primarily due to the increase in gross profit and the change in the fair value of the warrant, earnout and conversion option derivative liabilities, offset by increased operating expenses. Adjusted EBITDA was $(19) million, a decrease of $19 million compared to the comparable prior year period, primarily as a result of our growth in SG&A.
Webcast and Conference Call
TOI will host a conference call on Wednesday, November 9, 2022 at 5:00 p.m. (Eastern Time) to discuss third quarter results and management’s outlook for future financial and operational performance.
The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13732555. The replay will be available until November 16, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.
About The Oncology Institute, Inc.
Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.7 million patients including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With 100+ employed clinicians and more than 700 teammates in over 60 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.
Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by anyone as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2022 outlook discuss herein, the outcome of judicial and administrative proceedings to which TOI may become a party or governmental investigations to which TOI may become subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet stock exchange listing standards; the impact of COVID-19 on TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC, including the Item 1A. "Risk Factors" section of TOI's Annual Report on Form 10-K for the year ended December 31, 2021. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TOI’s plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Financial Information; Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational performance and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.
TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, interest, taxes, non-cash items, share-based comp and other adjustments to add-back the following: board fees, consulting and legal fees related to acquisitions, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temp labor and recruiting charges to build out our corporate infrastructure. A reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP metric, is set forth below.

Adjusted EBITDA Reconciliation
	Three Months Ended September 30,		Change
(dollars in thousands)	2022	2021	$	%
Net income (loss)	$(2,674)	$(2,980)	$306	(10.3)%
Depreciation and amortization	1,134	850	284	33.4%
Interest expense	1,497	78	1,419	1,819.2%
Income tax expense	(24)	799	(823)	(103.0)%
Board and management fees	64	106	(42)	(39.6)%
Non-cash addbacks(1)	299	99	200	202.0%
Share-based compensation	6,546	59	6,487	10,994.9%
Change in fair value of liabilities	(18,932)	—	(18,932)	N/A
Unrealized gains (losses) on investments	33	—	33	N/A
Practice acquisition-related costs(2)	166	71	95	133.8%
Practice acquisition deferred purchase price(3)	2,088	—	2,088	N/A
Consulting and legal fees(4)	883	221	662	299.5%
Other, net(5)	1,239	807	432	53.5%
Transaction costs(6)	1,001	—	1,001	N/A
Adjusted EBITDA	$(6,680)	$110	$(6,790)	(6,172.7)%
(1)    During the three months ended September 30, 2022, non-cash addbacks were primarily comprised of net bad debt write-offs of $143 and non-cash rent of $148. During the three months ended September 30, 2021, non-cash addbacks were primarily comprised of net bad debt write-offs of $54 and non-cash rent of $45.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the three months ended September 30, 2022 and 2021, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(5)    Other, net is comprised of severance expenses resulting from cost rationalization programs of $117 and $124, as well as temporary labor of $291 and $331, recruiting expenses to build out corporate infrastructure of $798 and $352 and other miscellaneous charges of $33 and $0 during the three months ended September 30, 2022 and 2021, respectively.
(6)    Transaction costs incurred related to the issuance of the Senior Secured Convertible Note such as legal, audit, administrative, and registration fees.

Adjusted EBITDA Reconciliation
	Nine Months Ended September 30,		Change
(dollars in thousands)	2022	2021	$	%
Net income (loss)	$11,159	$(771)	$11,930	(1,547.3)%
Depreciation and amortization	3,219	2,421	798	33.0%
Interest expense	1,632	260	1,372	527.7%
Income tax expense	124	1,797	(1,673)	(93.1)%
Board and management fees	171	314	(143)	(45.5)%
Non-cash addbacks(1)	604	(5,642)	6,246	(110.7)%
Share-based compensation	21,613	152	21,461	14,119.1%
Change in fair value of liabilities	(69,776)	—	(69,776)	N/A
Unrealized gains (losses) on investments	33	—	33	N/A
Practice acquisition-related costs(2)	699	268	431	160.8%
Practice acquisition deferred purchase price(3)	2,088	—	2,088	N/A
Consulting and legal fees(4)	2,682	1,151	1,531	133.0%
Other, net(5)	3,826	572	3,254	568.9%
Transaction costs(6)	3,195	—	3,195	N/A
Adjusted EBITDA	$(18,731)	$522	$(19,253)	(3,688.3)%
(1)    During the nine months ended September 30, 2022, non-cash addbacks were primarily comprised of net bad debt write-offs of $402, non-cash rent of $180 and other miscellaneous charges of $22. During the nine months ended September 30, 2021, non-cash addbacks were primarily comprised of gain on debt extinguishment of $5,186 and net bad debt recoveries of $667.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the nine months ended September 30, 2022 and 2021, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(5)    Other, net is comprised of severance expenses resulting from cost rationalization programs of $203 and $124, as well as temporary labor of $1,105 and $847, recruiting expenses to build out corporate infrastructure of $2,429 and $624, and other miscellaneous expense of $89 and $0 during the nine months ended September 30, 2022 and 2021, respectively. During the nine months ended September 30, 2022 and 2021 such expenses were partially offset by $0 and $1,023, respectively, of stimulus funds received under the CARES Act.
(6)    Transaction costs incurred related to the Business Combination and the issuance of the Senior Secured Convertible Note such as legal, audit, administrative, and registration fees.

Key Business Metrics
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Clinics (1)	74	62	74	62
Markets	14	10	14	10
Lives under value-based contracts (millions)	1.7	1.6	1.7	1.6
Adjusted EBITDA (in thousands)	$(6,680)	$110	$(18,731)	$522
(1)    Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Condensed Consolidated Balance Sheets
(in thousands except share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash (includes restricted cash of $0 and $875 as of September 30, 2022 and December 31, 2021)	$61,425	$115,174
Marketable securities	29,154	—
Accounts receivable	34,820	20,007
Other receivables	559	1,237
Inventories, net	10,018	6,438
Prepaid expenses	7,655	11,200
Total current assets	143,631	154,056
Non-current investments	58,215	—
Property and equipment, net	7,006	4,192
Operating right of use assets	24,808	—
Intangible assets, net	18,665	18,245
Goodwill	31,016	26,626
Other assets	461	320
Total assets	$283,802	$203,439
Liabilities and stockholders’ equity
Current liabilities:
Current portion of operating lease liabilities	$5,163	$—
Current portion of long-term debt	—	183
Accounts payable	11,155	15,559
Income taxes payable	387	132
Accrued expenses and other current liabilities	16,147	13,924
Total current liabilities	32,852	29,798
Operating lease liabilities	21,828	—
Derivative warrant liabilities	1,748	2,193
Derivative earnout liabilities	6,197	60,018
Conversion option derivative liabilities	12,650	—
Long-term debt	79,069	—
Other non-current liabilities	970	6,900
Deferred income taxes liability	554	371
Total liabilities	155,868	99,280
Commitments and contingencies (Note 15)	—	—
Stockholders’ equity:
TOI Common shares, $0.0001 par value, authorized 500,000,000 shares; 72,341,687 and 73,249,042 shares issued and outstanding at September 30, 2022 and December 31, 2021	7	7
TOI Convertible Series A Common Equivalent Preferred Shares, $0.0001 par value, authorized 10,000,000 shares; 165,045 shares and 163,510 issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	180,002	167,386
Accumulated deficit	(52,075)	(63,234)
Total stockholders’ equity	127,934	104,159
Total liabilities, cumulative preferred shares and stockholders’ equity	$283,802	$203,439

Condensed Consolidated Statements of Income (Operations) (Unaudited)
(in thousands except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Patient services	$44,627	$32,967	$118,793	$92,375
Dispensary	18,839	17,918	57,736	53,318
Clinical trials & other	1,511	1,390	4,530	5,006
Total operating revenue	64,977	52,275	181,059	150,699
Operating expenses
Direct costs – patient services	36,126	25,391	96,379	72,051
Direct costs – dispensary	15,738	15,279	47,816	45,639
Direct costs – clinical trials & other	113	182	400	494
Selling, general and administrative expense	31,963	12,730	90,117	35,120
Depreciation and amortization	1,134	850	3,219	2,421
Total operating expenses	85,074	54,432	237,931	155,725
Loss from operations	(20,097)	(2,157)	(56,872)	(5,026)
Other non-operating expense (income)
Interest expense, net	1,497	78	1,632	260
Change in fair value of derivative warrant liabilities	159	—	(445)	—
Change in fair value of earnout liabilities	(3,581)	—	(53,821)	—
Change in fair value of conversion option derivative liabilities	(15,510)	—	(15,510)	—
Gain on debt extinguishment	—	—	(183)	(5,186)
Other, net	36	(54)	172	(1,126)
Total other non-operating (income) loss	(17,399)	24	(68,155)	(6,052)
Income (loss) before provision for income (loss) taxes	(2,698)	(2,181)	11,283	1,026
Income tax benefit (expense)	24	(799)	(124)	(1,797)
Net income (loss)	$(2,674)	$(2,980)	$11,159	$(771)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.03)	$(0.05)	$0.12	$(0.01)
Diluted	$(0.17)	$(0.05)	$(0.03)	$(0.01)
Weighted-average number of shares outstanding:
Basic	72,184,366	66,021,828	72,807,277	64,977,298
Diluted	79,581,304	66,021,828	75,300,018	64,977,298

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$(2,674)	$(2,980)	$11,159	$(771)
Adjustments to reconcile net income (loss) to cash and restricted cash used in operating activities:
Depreciation and amortization	1,134	850	3,219	2,421
Amortization of debt issuance costs	892	18	892	53
Share-based compensation	6,546	59	21,613	152
Decrease in fair value of liability classified warrants	159	—	(445)	—
Decrease in fair value of liability classified earnouts	(3,581)	—	(53,821)	—
Decrease in fair value of liability classified conversion option derivatives	(15,510)	—	(15,510)	—
Unrealized (gain) loss on investments	62	—	62	—
Accretion of discount on investment securities	(29)	—	(29)	—
Deferred taxes	52	(3,759)	183	(3,538)
Gain on debt extinguishment	—	—	(183)	(5,186)
Bad debt expense	143	55	402	(667)
Loss on disposal of property and equipment	8	—	22	—
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	(6,015)	(2,401)	(15,215)	(4,195)
Inventories	(851)	(1,068)	(2,584)	(1,340)
Other receivables	(137)	71	678	(319)
Prepaid expenses	2,393	(217)	3,545	32
Other current assets	—	(3,009)	—	(9,094)
Operating lease right-of-use assets	1,529	—	3,720	—
Other assets	(55)	(68)	(141)	(128)
Accrued expenses and other current liabilities	332	(55)	2,894	1,432
Income taxes payable	255	4,381	255	5,015
Accounts payable	(2,746)	5,299	(4,404)	6,250
Current and long-term operating lease liabilities	(1,231)	—	(2,998)	—
Other non-current liabilities	(1,075)	145	(1,073)	538
Net cash, cash equivalents, and restricted cash used in operating activities	(20,399)	(2,679)	(47,759)	(9,345)
Cash flows from investing activities:
Purchases of property and equipment	(1,190)	(950)	(3,534)	(1,976)
Purchases of intangible asset in practice acquisitions	—	—	—	(200)
Cash paid for practice acquisitions, net	813	—	(8,107)	(827)
Purchases of marketable securities/investments	(87,402)	—	(87,402)	—
Net cash, cash equivalents, and restricted cash used in investing activities	(87,779)	(950)	(99,043)	(3,003)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	110,000	—	110,000	—
Transactions costs related to issuance of long-term debt	(3,663)	—	(3,663)	—
Payments made for financing of insurance payments	(1,258)	—	(3,739)	—
Payment of deferred consideration liability for acquisition	250	—	(509)	—
Principal payments on long-term debt	—	—	—	(2,094)
Principal payments on financing leases	(13)	(8)	(39)	(24)
Common stock repurchase	—	—	(9,000)	—
Common stock issuance	79	—	416	—
Taxes for common shares net settled	—	—	(413)	—
Issuance of Legacy TOI preferred stock	—	—	—	20,000
Net cash, cash equivalents, and restricted cash provided by financing activities	105,395	(8)	93,053	17,882
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,783)	(3,637)	(53,749)	5,534
Cash, cash equivalents, and restricted cash at beginning of period	64,208	15,169	115,174	5,998
Cash, cash equivalents, and restricted cash at end of period	$61,425	$11,532	$61,425	$11,532

Contacts
Media
The Oncology Institute, Inc.
Julie Korinke
juliekorinke@theoncologyinstitute.com
(562) 735-3226 x 88806

Revive
Michael Petrone
mpetrone@reviveagency.com
(615) 760-4542
Investors
Solebury Strategic Communications
investors@theoncologyinstitute.com